Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announced net income of $457,000 for the quarter ended March 31, 2016, an increase of $38,000, or 9.1%, from net income of $419,000 for the quarter ended March 31, 2015. The increase in net income resulted primarily from increases in net interest income of $109,000 and a decrease to the provision to loan losses of $60,000, offset by increases to noninterest expense and income tax expense of $108,000 and $23,000, respectively. This performance equated to diluted earnings per share of $0.44 for the quarter, an increase of $0.10, or 29.4% from the same quarter in 2015.

For the quarter ended March 31, 2016, net interest income increased $109,000, or 4.0%, to $2.8 million from $2.7 million for the quarter ended March 31, 2015. Interest income on loans increased to $3.1 million from $2.8 million while interest on securities decreased $87,000 from the first quarter of 2015. These changes were the result of an increase in the volume of loans and the use of cash flow from securities available for sale to provide funding for the growth. The changes to interest income were offset by an increase in interest expense on deposits and borrowings of $69,000 and $13,000, respectively. The increase in interest expense was primarily due to the growth in deposits and the additional borrowings which were used to fund loan growth.

Provision for loan losses was $270,000 for the quarter ended March 31, 2016, compared to $330,000 for the quarter ended March 31, 2015, a decrease of $60,000, or 18.2%. The decrease to the provision was based on management’s quarterly analysis of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

For the quarter ended March 31, 2016, noninterest expense increased $108,000, or 5.1%, to $2.2 million, from $2.1 million for the quarter ended March 31, 2015. The increase was due primarily due to a one-time implementation expense of $87,000 for new product software to improve efficiencies related to the processing of indirect loans and maintenance expenses related to foreclosed real estate held for sale. Additionally, net occupancy increased $12,000 and salaries and employee benefits increased $46,000, while retirement costs decreased $18,000 and professional fees decreased $24,000 for the quarter ended March 2016. Salaries and employee benefits increased due to normal annual salary increases and payouts under our benefits plans.

The provision for income taxes was $250,000 for the 2016 quarter compared to $227,000 for the 2015 quarter, reflecting an increase in pretax income. Our effective tax rate was 35.3% for the 2016 period compared to 35.2% for the 2015 period.

Comparison of Financial Condition at March 31, 2016 and December 31, 2015

Total assets increased $4.0 million, or 1.4%, to $275.0 million at March 31, 2016, from $271.0 million at December 31, 2015. The increase was a result of increases to loans, cash and cash equivalents, and Bank-owned life insurance, partially offset by decreases in Investment Securities available for sale and other assets.

Cash and cash equivalents increased $2.5 million, or 36.8%, to $9.3 million at March 31, 2016 from $6.8 million at December 31, 2015. Securities classified as available for sale decreased $3.6 million, or 12.8%, to $24.5 million at March 31, 2016 from $28.1 million at December 31, 2015 with proceeds from sales and normal cash flow utilized to fund loan growth.

Net loans increased $3.8 million, or 1.7%, to $221.8 million at March 31, 2016 from $218.0 million at December 31, 2015. The growth in the loan portfolio was primarily due to increases in commercial and multi-family real estate loans of $3.3 million, direct consumer loans of $1.0 million, indirect consumer loans of $691,000 and second mortgages and equity lines of credit of $152,000, offset by decreases to one to four family residential loans of $2.2 million and commercial and industrial non real estate loans of $276,000.

Deposits decreased $591,000, or 0.3%, to $214.7 million at March 31, 2016 from $215.3 million at December 31, 2015. Core deposits, including savings, interest bearing and non-interest bearing checking, and money market deposit accounts increased $2.5 million to $109.2 million at March 31, 2016 from $106.7 million at December 31, 2015, and certificates and other time deposits decreased $3.0 million to $105.5 million from $108.6 million at these dates. The decrease in Certificates of Deposit was due to a $5.0 million Public Fund account that was matured and withdrawn, the decrease was offset by an increase in other certificates of deposits within the local market.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $4.0 million, or 14.8%, to $31.0 million at March 31, 2016 from $27.0 million at December 31, 2015. These advances were used to fund loan growth.

Total stockholders’ equity increased $651,000, or 2.4%, to $28.1 million at March 31, 2016 from $27.4 million at December 31, 2015. The increase is primarily a reflection of year to date net income along with increases to accumulated other comprehensive income.

	March 31, 2016 (Unaudited)	December 31, 2015
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$275,050	$271,023
Total cash and cash equivalents	9,374	6,837

Investment in available for sale securities, at fair value	24,502	28,101
Loans held for sale	1,933	1,668
Loans, net	221,818	218,009
Bank-owned life insurance	6,511	5,279
Federal Home Loan Bank of Indianapolis, at cost	1,323	1,323
Deposits	214,688	215,278
Borrowings	31,000	27,000
Total Equity	28,056	27,404

ASSET quality ratios:

Nonperforming loans to total loans	1.74%	1.83%
Nonperforming assets to total assets	1.77%	1.84%
Net charge-offs annualized (recoveries) to average loans outstanding	0.40%	0.80%
Allowance for loan losses to non-performing loans	57.58%	54.44%
Allowance for loan losses to total loans	1.00%	1.00%

	March 31,
	2016 (Unaudited)	2015 (Unaudited)
	(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,257	$3,066
Interest expense	480	398
Net Interest income	2,777	2,668
Provision for loan losses	270	330
Net interest income after provision for loan losses	2,507	2,338
Noninterest income	363	363
Noninterest expense	2,163	2,055
Income before income tax expense	707	646
Income tax expense	250	227
Net income	457	419

Basic earnings per share	$0.45	$0.34
Diluted earnings per share	0.44	0.34
Dividends per share	0.06	0.06